Exhibit 4.2

BLEND LABS, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

JANUARY 11, 2021

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 11 day of January, 2021, by and among BLEND LABS, INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), Series B-1 Preferred Stock, par value $0.00001 per share (the “Series B-1 Preferred Stock”), Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”), Series D Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”), Series D-1 Preferred Stock, par value $0.00001 per share (the “Series D-1 Preferred Stock”), Series E Preferred Stock, par value $0.00001 per share (the “Series E Preferred Stock”) and Series F Preferred Stock, par value $0.00001 per share (the “Series F Preferred Stock”) possess registration rights, information rights, rights of first offer and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of August 4, 2020, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the Investors holding a majority of the Registrable Securities (as defined in the Prior Agreement);

WHEREAS, the Existing Investors, as holders of majority of the Registrable Securities (as defined in the Prior Agreement), desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

WHEREAS, the Company and certain Investors are parties to that certain Series G Preferred Stock Purchase Agreement of even date herewith (the “Series G Agreement”); and

WHEREAS, in order to induce certain Investors to purchase Series G Preferred Stock, par value $0.00001 per share (the “Series G Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock, the Series E Preferred Stock and the Company’s Series F Preferred Stock, par value $0.00001 per share, the “Preferred Stock”), and invest funds in the Company pursuant to the Series G Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Class B Common Stock, par value $0.00001 per share (the “Common Stock”), issued or issuable to them and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person. For the avoidance of doubt, any Permitted Founders Fund Entity shall be considered an Affiliate of any other Permitted Founders Fund Entity.

(c) The term “Board” means the Company’s Board of Directors, as constituted from time to time.

(d) The term “Direct Listing” shall have the same meaning as in the Restated Certificate..

(e) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(g) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of this Agreement.

(h) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock on Form S-1 under the Act.

(i) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(j) The term “Permitted Founders Fund Entity” means (i) Founders Fund, LLC; (ii) The Founders Fund IV Management LLC; (iii) The Founders Fund IV, LP; (iv) The Founders Fund IV Principals Fund, LP; (v) Lembas V (or, in the alternative, one (1) similar Founders Fund investment vehicle); (vi) The Founders Fund V Management, LLC; (vii) The Founders Fund V, LP; (viii) The Founders Fund V Principals Fund, LP; (ix) The Founders Fund V Entrepreneurs Fund, LP; (x) FF Angel V, LLC; (xi) FF Science V, LLC; (xii) any Founders Fund employee investment vehicles; and (xiii) any partner or affiliate of any Permitted Founders Fund Entity.

(k) The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(l) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(m) The term “Registrable Securities” means (i) the Common Stock issued or issuable upon conversion of the Class A Common Stock issued or issuable upon conversion of the Preferred Stock (ii) Common Stock issued prior to the date hereof upon conversion of convertible promissory notes issued pursuant to that certain Convertible Note Purchase Agreement, dated as of May 17, 2012, (iii) Common Stock purchased by Coatue or Tiger in the Tender Offer for so long as such shares are held by Coatue or Tiger, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(n) The term “Regulated Holder” shall mean any Holder that is a bank holding company subject to the provisions of the Bank Holding Company Act of 1956, as amended, and as implemented by the Board of Governors of the Federal Reserve System, whether pursuant to regulation or interpretation, or an affiliate (as defined in Regulation Y (12 C.F.R. Part 225)) thereof.

(o) The term “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(p) The term “Rule 144” shall mean Rule 144 under the Act.

(q) The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to Persons who have held shares for more than one (1) year.

(r) The term “Rule 405” shall mean Rule 405 under the Act.

(s) The term “SEC” shall mean the Securities and Exchange Commission.

(t) The term “SPAC” shall have the same meaning as in the Restated Certificate.

(u) The term “SPAC Transaction” shall have the same meaning as in the Restated Certificate.

(v) The term “Tender Offer” shall have the meaning given to such term in the Co-Sale Agreement (as defined in the Series G Agreement).

(w) The term “Tiger” shall mean Tiger Global Investments, L.P. and its Affiliates.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) five years after the date of this Agreement or (ii) six (6) months after the effective date of the Qualified IPO (as defined in the Restated Certificate), a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a) (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Act), and use all reasonable efforts to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request.

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (and the Company, if applicable) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(b) If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(b), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion based on the pro rata percentage of Registrable Securities held by such Holders assuming conversion.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under

Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

2.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 2.1 of this Agreement or (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5 of this Agreement, the Company shall, subject to the provisions of Section 2.2(c) of this Agreement, use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Each Holder’s written request shall state the number of Registrable Securities such Holder wishes to include in such registration statement. Holders that do not elect to participate in any registration and underwriting under this Section 2.2 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 2.2 is applicable.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(d) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded from the offering, (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering and (iii) notwithstanding (ii) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 2.1 be excluded from such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(e) If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among (i) first, the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion, and (ii) second, others requesting to include shares in such registration statement based on the pro rata percentage of shares held by such person, assuming conversion.

2.3 Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2.3 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from the Holders of at least thirty percent (30%) of the Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000;

(ii) if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.3;

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(v) if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vi) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 2.2 of this Agreement, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 of this Agreement.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(d) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(g) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(h) use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act;

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii) materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000) shall be borne by the Company. Notwithstanding the foregoing, the

Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless, in the case of a registration requested under Section 2.1 of this Agreement, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 of this Agreement and; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1 and 2.3 of this Agreement. All expenses relating to securities registered on behalf of the Holders, that are to be borne by Holders, shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, any untrue statement or omission based upon written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.9 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering or Direct Listing;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder or any of such Holder’s family members, or (c) after such assignment or transfer, holds at least 5,000,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand registration of their securities or (c) to exercise other registration rights that are senior to those granted to the Holders hereunder.

2.12 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter (in connection with an Initial Offering) or the Company as unanimously approved by the Board (in connection with a SPAC Transaction), during the period commencing on the date of (a) the effectiveness of the registration statement for the Initial Offering or (b) the closing of the SPAC Transaction, and ending on the date specified by the managing underwriter (for an Initial Offering) or the Company as unanimously approved by the Board (for a SPAC Transaction) (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (or, in the case of a SPAC Transaction, any shares of the common stock or other share capital of the SPAC or any securities convertible into or exercisable or exchangeable, directly or indirectly, for such common stock or other share capital received in exchange for or as consideration in respect of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (“SPAC Securities”)) held immediately prior to consummation of the Initial Offering or acquired in connection with the SPAC Transaction, or (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that is designed to, or that reasonably could be expected to, lead to or result in a sale or disposition (whether by the Holder or someone other than the Holder), or a transfer of any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, the common stock or share capital of the SPAC or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 (I) shall apply only to the Initial Offering or SPAC Transaction, (II) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (III) shall not apply to transactions relating to Common Stock or other securities acquired in the Initial Offering or in open market transactions in connection with or after completion of the Initial Offering or SPAC Transaction, (IV) shall not apply transfers to Affiliates of such Holder provided such Affiliate shall have furnished to the Company and the managing underwriter their written consent to be bound by this Agreement, (V) shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements, and (VI) shall only be applicable to the shares of Common Stock or SPAC Securities issued directly or indirectly upon conversion of, or in exchange for, shares of Series G Preferred Stock in connection with a SPAC Transaction if all other Holders of Common Stock or SPAC Securities issued directly or indirectly upon conversion of, or in exchange for Preferred Stock, are subject to this Section 2.12 or enter into similar agreements with respect to such SPAC Transaction. The underwriters in connection with the Initial Offering, and the SPAC in a SPAC Transaction, are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters (in connection the Initial Offering) and the SPAC (in connection with a SPAC Transaction) that are consistent with this Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company, the underwriters, or the SPAC, as the case may be, shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the earlier of the consummation of the Initial Offering, Direct Listing or SPAC Transaction, (b) as to any Holder, such earlier time after the Initial Offering, Direct Listing or SPAC Transaction at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) after the consummation of a Liquidation Transaction, as that term is defined in the Restated Certificate.

3. Covenants of the Company.

3.1 Delivery of Financial Statements.

(a) The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds at least 14,000,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization) (a “Major Investor”):

(i) as soon as practicable, but in any event within one hundred eighty (180) days after the end of the fiscal year 2020 of the Company, and one hundred twenty (120) days after the end of fiscal year 2021 of the Company, and each year thereafter, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), and audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an unaudited income statement for such fiscal year, an unaudited balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and an unaudited statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iv) as soon as practicable, but in any event prior to the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board and prepared on a quarterly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(v) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (v) or any other subsection of Section 3.1 to provide information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and

(b) If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(c) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur and (c) the consummation of a Liquidation Transaction, as that term is defined in the Restated Certificate and (d) the consummation of a SPAC Transaction.

3.4 Right of First Offer. Subject to the terms and conditions specified in this Section 3.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.4, the term “Major Investor” includes any general partners and Affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (including, without limitation, any such shares or securities issued in connection with debt securities) whether now authorized or not, and securities of any type whatsoever that are, or may become, exercisable or convertible into its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). At the expiration of such twenty (20) calendar day period, the Company shall promptly, in writing, notify each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) calendar day period commencing after the Company has given such notice to the Fully-Exercising Investors, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Major Investors are entitled to obtain pursuant to Section 3.4(b) of this Agreement are not elected to be obtained as provided in Section 3.4(b) of this Agreement, the Company may, during the sixty (60) day period following the expiration of the period provided in Section 3.4(b) of this Agreement, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 3.4 shall not be applicable to (i) any future sales by the Company of its Shares if such Shares would not constitute “Additional Stock” as such term is defined in the Restated Certificate, or (ii) the issuance and sale of Series G Preferred Stock pursuant to the Series G Agreement, in each case that are unanimously approved by the Board. The Major Investors hereby waive, on behalf of all Major Investors, any rights under this Section 3.4 (including under any predecessor agreement) that may have entitled the Major Investors to receive notice of or to purchase any securities of the Company, in each case prior to the date of this Agreement. In addition to the foregoing, the right of first offer in this Section 3.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 3.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a venture capital fund may assign or transfer such rights to its Affiliates.

(f) The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified IPO or (ii) a Liquidation Transaction, as that term is defined in the Restated Certificate, (iii) a Qualified Direct Listing, as that term is defined in the Restated Certificate or (iv) a Qualified SPAC Transaction, as that term is defined in the Restated Certificate.

3.5 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Board or a consulting agreement containing substantially similar proprietary rights assignment and confidentiality provisions.

3.6 Employee Agreements. Unless approved by the Board, all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period (plus an additional period of up to eighteen (18) days) in connection with the Initial Offering. In addition, within thirty (30) days of the date of this Agreement, the Company shall make commercially reasonable efforts to amend its existing stock option plan and option agreements so that all future employees who shall receive options to purchase shares of Common Stock shall be subject to a market stand-off provision in substantially the same form as Section 2.12 hereof. The Company shall retain a right of first refusal on transfers until the Initial Offering, Direct Listing, or SPAC Transaction and the right to repurchase unvested shares at cost.

3.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.8 FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA.

3.9 Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to this Agreement or otherwise as a stockholder of the Company which the Company identifies in writing as being proprietary or confidential and such Investor acknowledges that it will not, unless otherwise required by law or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing Persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor. For the avoidance of doubt, Temasek’s Permitted Disclosees shall include Ossa Investments Pte. Ltd., Temasek Holdings (Private) Limited (“Temasek Holdings”); and Temasek Holding’s wholly-owned subsidiaries whose boards of directors or equivalent governing bodies comprise solely employees or nominees acting under the direction and instructions of Temasek Holdings, Temasek Pte. Ltd. (being a wholly-owned subsidiary of Temasek Holdings) and/or wholly-owned subsidiaries of Temasek Pte. Ltd., and whose principal activities are that of investment holding, financing and/or the provision of investment advisory and consultancy services. For the purposes of preceding sentence, “nominee” shall mean any person acting under the direction and instructions of Temasek Holdings, Temasek Pte. Ltd. and/or wholly owned subsidiaries of Temasek Pte. Ltd. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 3.9, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order. Furthermore, nothing contained herein shall prevent any Investor from making any disclosures required by law, rule, regulation (including such Investor’s compliance obligations and practices and including applicable rules or regulations of a securities exchange or a similar self-regulatory organization) or court or other governmental order or process, including without limitation in connection with any regulatory review and including oral questions, interrogatories, requests for information and documents in legal proceedings, subpoena, civil investigative demand and other processes, provided that such Investor (to the extent it is legally permitted to do so) shall promptly notify the Company upon learning of any such legal requirement and provide the

Company with an opportunity to seek a protective order with respect to such confidential information. The Company will consult with the Investor regarding such protective order or other remedy and the Investor will cooperate with the Company in pursuing any such reasonable measures that the Company determines to pursue, but if a protective order or other remedy is not timely obtained by the Company, such Investor or its representative, as applicable, may without liability or breach hereunder, disclose such information as it is required to disclose under such any such law, rule, regulation, court or other governmental order or process, including any regulatory review. It is further expressly acknowledged that nothing herein shall limit or otherwise apply to disclosure by any Regulated Holder or its representatives in connection with any supervisory examination by, or communication with, any banking regulatory authority with jurisdiction over such Regulated Holder or its affiliates, and that, for the avoidance of doubt, no Regulated Holder or its representative thereof shall have any obligation to notify the Company of any such examination or communication.

3.10 Termination of Certain Covenants. The covenants set forth in Sections 3.5, 3.6, 3.7, 3.8 and 3.11 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified IPO or (ii) a Liquidation Transaction, as that term is defined in the Restated Certificate, (iii) a Qualified Direct Listing, as that term is defined in the Restated Certificate, or (iv) a Qualified SPAC Transaction, as that term is defined in the Restated Certificate.

3.11 Board Observer Rights.

(a) The Company shall invite one representative of Lightspeed Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (together with its affiliates, “Lightspeed”) to attend all meetings of the board of directors in a nonvoting observer capacity (the “Lightspeed Board Observer”) and, concurrently with the delivery to the members of the board of directors, give to such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors. The Lightspeed Board Observer may be excluded from access to any materials or meetings or portions thereof if the board of directors determines in good faith that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information. Such representative shall initially be Ravi Mhatre and Lightspeed may from time to time appoint a substitute or successor representative with the consent of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) The Company shall invite one representative of Founders Fund V, LP, a Delaware limited partnership (together with its affiliates, “Founders Fund”) to attend all meetings of the board of directors in a nonvoting observer capacity (the “Founders Fund Board Observer”) and, concurrently with the delivery to the members of the board of directors, give to such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors. The Founders Fund Board Observer may be excluded from access to any materials or meetings or portions thereof if the board of directors determines in good faith that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information. Founders Fund may from time to time appoint a substitute or successor representative with the consent of the Company (not to be unreasonably withheld, delayed or conditioned).

(c) The Company shall invite one representative of Ossa Investments Pte. Ltd. (together with its affiliates, “Temasek”) to attend all meetings of the board of directors in a nonvoting observer capacity (the “Temasek Board Observer”) and, concurrently with the delivery to the members of the board of directors, give to such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors. The Temasek Board Observer may be excluded from access to any materials or meetings or portions thereof if the board of directors determines in good faith that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information. Temasek may from time to time appoint a substitute or successor representative with the consent of the Company (not to be unreasonably withheld, delayed or conditioned).

(d) The Company shall invite one representative of General Atlantic (BL), L.P. (together with its affiliates, “General Atlantic”) to attend all meetings of the board of directors in a nonvoting observer capacity (the “General Atlantic Board Observer”) and, concurrently with the delivery to the members of the board of directors, give to such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors. The General Atlantic Board Observer may be excluded from access to any materials or meetings or portions thereof if the board of directors determines in good faith that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information. General Atlantic may from time to time appoint a substitute or successor representative with the consent of the Company (not to be unreasonably withheld, delayed or conditioned).

(e) The Company shall invite one representative of Canapi Ventures Fund, L.P. (together with its affiliates, “Canapi”) to attend all meetings of the board of directors in a nonvoting observer capacity (the “Canapi Board Observer”) and, concurrently with the delivery to the members of the board of directors, give to such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors. The Canapi Board Observer may be excluded from access to any materials or meetings or portions thereof if the board of directors determines in good faith that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information. Canapi may from time to time appoint a substitute or successor representative with the consent of the Company (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if and during such time that Canapi has the right to and has appointed a member of the Board pursuant to the Amended and Restated Voting Agreement, by and between the Company and certain of its stockholders, dated as of the date hereof, as may be amended and/or restated from time to time, then Canapi shall have no right to appoint a board observer pursuant hereto.

(f) The Company shall invite one representative of Coatue US 36 LLC (together with its Affiliates, “Coatue”) to attend all meetings of the board of directors in a nonvoting observer capacity (the “Coatue Board Observer”) and, concurrently with the delivery to the members of the board of directors, give to such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors. The Coatue Board Observer may be excluded from access to any materials or meetings or portions thereof if the board of directors determines in good faith that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information. Coatue may from time to time appoint a substitute or successor representative with the consent of the Company (not to be unreasonably withheld, delayed or conditioned).

In addition, the board observer rights contained in this Section 3 shall include the right to receive information and materials related to the activities of any committees of the board of directors of the Company.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without giving effect to principles of conflicts of law.

4.3 Counterparts; Facsimile. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to the Company at 415 Kearny Street, San Francisco, CA 94104, Attention: CEO and to the other parties at the addresses set forth on Schedule A (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5). If notice is given to Formation8 Partners Fund I, L.P., a copy shall also be sent to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, Attn: Patrick A. Pohlen.

4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 3.1, Section 3.2, Section 3.3 and Section 3.4) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding a majority of the Registrable Securities held by Holders. The provisions of Section 3.1, Section 3.2, Section 3.3 and Section 3.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all of the Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company. Notwithstanding the foregoing:

(a) This Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion (for clarity, any amendment or waiver of the rights of Non-Waiving Holder (as defined below) or any amendment to limit the rights under Section 3.4 to certain, but not proportionately to all, Investors is not an amendment applying to all Investors in the same fashion, unless, in each case, the Investors holding a majority of the Registrable Securities held by all Investors treated in such manner also consent to such amendment).

(b) Any waiver of Section 3.4 of this Agreement by the Major Investors holding at least a majority of the Registrable Securities then held by all of the Major Investors (the “Waiving Holders”) shall not be effective as to any Major Investor who has not waived such right of first offer (a “Non-Waiving Holder”) unless (A) no Waiving Holder purchases any Shares in such issuance or (B) if any Waiving Holder purchases Shares in such issuance, each Major Investor shall have been provided the opportunity to purchase up to such Major Investor’s pro rata share (as calculated in the manner described in Section 3.4) of all of the Shares that are allocated for purchase by the Major Investors. For purposes of clarification, the Waiving Holders shall have the right to waive the right of first offer contained in Section 3.4 in a partial and proportionate manner such that each Major Investor that is entitled to a right of first offer pursuant to Section 3.4 is offered the opportunity to purchase its pro rata share (as calculated in the manner described in Section 3.4) of a lesser number of aggregate shares than the actual number of Shares that the Company proposes to offer generally, and any such partial and proportionate waiver shall be binding on each Major Investor whether or not such Major Investor has expressly agreed to such partial and proportionate waiver.

(c) The provisions of Section 3.11(a) and this 4.7(c) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Lightspeed.

(d) The provisions of Section 3.11(b) and this 4.7(d) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Founders Fund.

(e) The provisions of Section 3.11(c) and this 4.7(e) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Temasek.

(f) The provisions of Section 3.11(d) and this 4.7(f) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of General Atlantic.

(g) The provisions of Section 3.11(e) and this 4.7(g) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Canapi.

(h) The provisions of Sections 1(m)(iii) (only in the event such amendment adversely affects the rights of Coatue), 3.11(f) and this 4.7(h) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Coatue.

(i) The provisions of Section 2.12 and this 4.7(i) may be amended or waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the outstanding Registrable Securities issued or issuable upon conversion of Series G Preferred Stock.

4.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds or venture capital funds under common investment management) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Additional Investors. Notwithstanding Section 4.7, no consent shall be necessary to add additional Investors as signatories to this Agreement and to update Schedule A accordingly, provided that such Investors have purchased Series G Preferred Stock pursuant to the subsequent closing provisions of Section 1.3 of the Series G Agreement, and have signed a counterpart signature page hereto, or acquired Registrable Securities as a transferee or assignee pursuant to the provisions of Section 2.10 hereof or as a transferee of the Company’s Preferred Stock acquired upon conversion of the Company’s Founders Preferred Stock (as defined in the Restated Certificate). Schedule A to this Agreement shall be updated without any action of the Investors to reflect such additional Investors.

4.11 Amendment of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

BLEND LABS, INC.

By:	/s/ Nima Ghamsari
Nima Ghamsari, CEO

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

JOHN CURTIUS

/s/ John Curtius
Name: John Curtius

Address:	15701 Collins Ave, North Miami Beach,
FL 33160

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

TIGER GLOBAL INVESTMENTS, L.P.
By:	Tiger Global Performance, LLC,
its general partner

By:	/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: General Counsel

TIGER GLOBAL LONG OPPORTUNITIES MASTER FUND, L.P.
By:	Tiger Global Management, LLC,
Its:	Investment Advisor

By:	/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: General Counsel

TIGER GLOBAL PIP 12 HOLDINGS, L.P.

By:	/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: Director

Address:	9 W 57th Street, Floor 35, New York, NY
10019

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

COATUE US 36 LLC
By: Coatue Management, L.L.C., its investment manager

By:	/s/ Zachary Feingold
Name:	Zachary Feingold
Title:	Authorized Signatory

Address:	c/o Coatue Management, L.L.C.
9 West 57th Street, 25th Floor
New York, NY 10019

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

CANAPI VENTURES FUND, L.P.
By: CenterHarbor Canapi Ventures General Partner, LLC, its general partner

By:	/s/ Walker Forehand
Name: Walker Forehand
Title: Partner

CANAPI VENTURES SBIC FUND, L.P.
By: CenterHarbor Canapi Ventures SBIC General Partner LLC, its general partner

By:	/s/ Walker Forehand
Name: Walker Forehand
Title: Partner

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

GREYLOCK 15 LIMITED PARTNERSHIP
GREYLOCK 15-A LIMITED PARTNERSHIP
GREYLOCK 15 PRINCIPALS LIMITED PARTNERSHIP

By: Greylock 15 GP LLC, its General Partner

By:	/s/ Donald A. Sullivan
Name: Donald A. Sullivan
Title: Senior Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Formation8 Partners Fund I, L.P.
By: Formation8 GP, LLC
Its General Partner

By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale
Title:	Managing Member

Mailing Address:	Pier 5, Suite 101
San Francisco, CA 94111

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

LIGHTSPEED VENTURE PARTNERS IX, LP

By:	Lightspeed General Partner IX,
L.P., its general partner
By:	Lightspeed Ultimate General Partner
IX, Ltd., its general partner

By:	/s/ Ravi Mhatre
Name:	Ravi Mhatre
Title:

LIGHTSPEED VENTURE PARTNERS SELECT, L.P.

By:	Lightspeed General Partner Select, L.P., its general partner

By:	Lightspeed Ultimate General Partner Select, Ltd., its general partner

	Name:	/s/ Ravi Mhatre
	Title:	Duly authorized signatory

Address:		Lightspeed Venture Partners
2200 Sand Hill Road
Menlo Park, CA 94025
T: 650-234-8300
F: 650-234-8333

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

LIGHTSPEED VENTURE PARTNERS SELECT III, L.P.

By: Lightspeed General Partner Select III, L.P., its general partner

By: Lightspeed Ultimate General Partner Select III, Ltd., its general partner

By:	/s/ Ravi Mhatre
Title:	Duly authorized signatory

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

8VC CO-INVEST FUND I, L.P.
By: 8VC Co-Invest GP I, LLC Its General Partner

By:	/s/ Ian M. Shannon
Name:	Ian M. Shannon
Title:	Authorized Signatory

Address:	Pier 5, Suite 101
San Francisco, CA 94111

Email:

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

OSSA INVESTMENTS PTE. LTD.

By:	/s/ Png Chin Yee
Name:	Png Chin Yee
Title:	Authorized Signatory

Email:

Address:	60B Orchard Road
#06-18 Tower 2
The Atrium @ Orchard
Singapore 238891

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE FOUNDERS FUND V, LP

By:	The Founders Fund V Management, LLC
Its:	General Partner

By	/s/ Trae Stephens
Name:	Trae Stephens
Title:	Partner

THE FOUNDERS FUND V PRINCIPALS FUND, LP

By:	The Founders Fund V Management, LLC
Its:	General Partner

By	/s/ Trae Stephens
Name:	Trae Stephens
Title:	Partner

THE FOUNDERS FUND V ENTREPRENEURS FUND, LP

By:	The Founders Fund V Management, LLC
Its:	General Partner

By	/s/ Trae Stephens
Name:	Trae Stephens
Title:	Partner

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

THE FOUNDERS FUND VI, LP

By:	The Founders Fund VI Management, LLC
Its:	General Partner

By	/s/ Trae Stephens
Name:	Trae Stephens
Title:	Partner

THE FOUNDERS FUND VI PRINCIPALS FUND, LP

By:	The Founders Fund VI Management, LLC
Its:	General Partner

By	/s/ Trae Stephens
Name:	Trae Stephens
Title:	Partner

THE FOUNDERS FUND VI ENTREPRENEURS FUND, LP

By:	The Founders Fund VI Management, LLC
Its:	General Partner

By	/s/ Trae Stephens
Name:	Trae Stephens
Title:	Partner

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

EMERGENCE CAPITAL PARTNERS IV, L.P.
By:	EMERGENCE EQUITY PARTNERS IV, L.P.
its General Partner

By:	EMERGENCE GP PARTNERS, LLC
its General Partner

By:	/s/ Kevin Spain
Name: Kevin Spain
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

GOLDCREST CAPITAL, LP

By: Goldcrest Capital GP, LP
Its: General Partner

By: Goldcrest Capital GP, LLC
Its: General Partner

By:	/s/ Daniel Friedland
Name: Daniel Friedland
Title: Manager
Address: 5956 Sherry Lane, Suite 930 Dallas, TX 75225

GOLDCREST CAPITAL QP, LP

By: Goldcrest Capital GP, LP
Its: General Partner

By: Goldcrest Capital GP, LLC
Its: General Partner

By:	/s/ Daniel Friedland
Name: Daniel Friedland
Title: Manager

Address: 5956 Sherry Lane, Suite 930 Dallas, TX 75225

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NYCA INVESTMENT PARTNERSHIP, LP

By:	/s/ Ravi Mohan
Name: Ravi Mohan
Title: Partner & COO

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NYCA INVESTMENT FUND, LP

By:	/s/ Ravi Mohan
Name: Ravi Mohan
Title: Partner & COO

Address: 485 Madison Avenue, 12th Floor
New York, NY 10022

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NYCA FUND-BL, LP

By:	/s/ Ravi Mohan
Name: Ravi Mohan
Title: Partner & COO

Address: 485 Madison Avenue, 12th Floor
New York, NY 10022

Email:

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

ERIC WU

By:	/s/ Eric Wu
Name: Eric Wu

Address:	2611 Divisadero Street
San Francisco, CA 94123

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

OWL ROCK TECHNOLOGY FINANCE CORP.

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

OWL ROCK CAPITAL CORPORATION

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

OWL ROCK OPPORTUNISTIC MASTER FUND II, L.P.

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

HUNTINGTON EQUITY INVESTMENTS, LLC

By:	/s/ David Abshier
Name: David Abshier
Title: Sr. Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT FOR BLEND LABS, INC.

SCHEDULE A

SCHEDULE OF INVESTORS

The Founders Fund V, LP

The Founders Fund V Entrepreneurs Fund, LP

The Founders Fund V Principals Fund, LP

Lightspeed Venture Partners IX, L.P.

Lightspeed Venture Partners Select, L.P.

Lightspeed Venture Partners Select III, L.P.

Formation8 Partners Fund I, L.P.

Goldcrest Capital, LP

Goldcrest Capital QP, LP

Kristoffer Duggan

Jeffrey Lonsdale

Clara Sieg

Daniel Friedland

Elizabeth Louise Miller

Patrick W. Clougherty Trust and Anne M. Clougherty Trust, Tenants in Common

Thomas D. Coan and Maria J. Coan

Goldcrest Investments, LP

Thrive Capital Partners II, L.P.

G&H Partners

Katie Anderson

a16z Seed-III, LLC

Thomas Fenner

WGI Group, LLC

CKE Associates LLC

Rivendell Investments 3 LLC

SV Angel III LP

Alexander Fishman

Mathew A. Long

Allen & Company LLC

Doug Bergeron

Conversion Capital Fund, LP

Inskit Ventures LLC

Lawrence Evans

Vivian Maese Bannon

Initialized II, LP

HVF Investments, LLC

SSC Venture Fund, LLC

Nyca Investment Partnership, LP

Nyca Investment Fund, LP

Rivendell Investments 3 LLC

Legacy Worldwide Investments, Ltd.

LF Ventures LLC

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Berggruen Holdings North America, Ltd

Conversion Capital Fund II, LP

Robert Glenn Hubbard

Richard Witten

Rick Rieder

Peter Cherasia

Convexity I, LLC

Greylock 15 Limited Partnership

Greylock 15-A Limited Partnership

Greylock 15 Principals Limited Partnership

Saam Motamedi

Emergence Capital Partners IV, L.P.

Wells Fargo Central Pacific Holdings, Inc.

Fifth Wall Ventures, L.P.

Fifth Wall Ventures SPV VII, L.P.

Salesforce Ventures LLC

Ossa Investments Pte. Ltd.

General Atlantic (BL), L.P.

Empros Consumer Financial Technologies Fund, LLC

8VC Co-Invest Fund I, L.P.

Twin Gables 2014 LLC

BL Fund I, a series of Stonebridge Alpha, LP

Nyca Fund-BL, LP

The Founders Fund VI, LP

The Founders Fund VI Entrepreneurs Fund, LP

The Founders Fund VI Principals Fund, LP

Fifth Wall Ventures, L.P.

Bank of Montreal

G Squared IV, LP

Empros Consumer Financial Technologies Fund, LLC

Gaudium LLC

JAWS Equity Owner 123, LLC

Canapi Ventures Fund, L.P.

Canapi Ventures SBIC Fund, L.P.

Oak HC/FT Partners III, L.P.

Huntington Equity Investments, LLC

Oakstone Ventures, Inc.

Coatue US 36 LLC

Tiger Global Private Investment Partners XII, L.P.

Tiger Global Investments, L.P.

Tiger Global Long Opportunities Master Fund, L.P.

John Curtius

Eric Wu

Owl Rock Technology Finance Corp.

Owl Rock Capital Corporation

Owl Rock Opportunistic Master Fund II, L.P.

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